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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-20719

                           PRINTRAK INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)


               1250 NORTH TUSTIN AVENUE, ANAHEIM, CALIFORNIA 92807
                                 (714) 238-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   COMMON STOCK, PAR VALUE $0.0001 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(ii)        [ ]
     Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(2)(i)         [ ]
     Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(ii)        [ ]
     Rule 12g-4(a)(2)(ii)      [ ]         Rule 15d-6                  [ ]
     Rule 12h-3(b)(1)(i)       [X]

       Approximate number of holders of record as of the certification or notice date: 75

                                 --------------

Pursuant to the requirements of the Securities Exchange Act of 1934, Printrak International, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: November 13, 2000                By: /s/ Richard Giles
     ------------                          ------------------------------------
                                           Richard Giles
                                           Chief Executive Officer and President